Exhibit 12.1

STATEMENT REGARDING COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

	For the Nine Months Ended		For the Fiscal Years Ended September 30,
	June 30, 2018	June 30, 2017	2017	2016	2015	2014	2013
	(dollars in thousands)
EARNINGS
Income before income taxes	$175,357	$159,832	$214,227	$180,116	$161,552	$159,299	$150,141
Fixed charges	50,954	32,121	45,579	33,771	30,117	32,303	39,433
Amortization of capitalized interest	—	—	—	—	—	—	—
Capitalized interest	—	—	—	—	—	—	—

Total earnings	226,311	191,953	259,806	213,887	191,669	191,602	189,574
Less: Interest on deposits	40,116	24,596	35,035	25,114	23,362	25,764	33,117

Total earnings excluding deposit interest	$186,195	$167,357	$224,771	$188,773	$168,307	$165,838	$156,457

FIXED CHARGES ¹
Interest expensed	$50,756	$31,928	$45,320	$33,524	$29,884	$32,052	$39,161
Interest capitalized	—	—	—	—	—	—	—
Interest included in rental expense	198	193	259	247	233	251	272

Total fixed charges	50,954	32,121	45,579	33,771	30,117	32,303	39,433
Less: Interest on deposits	40,116	24,596	35,035	25,114	23,362	25,764	33,117

Total fixed charges excluding deposit interest	$10,838	$7,525	$10,544	$8,657	$6,755	$6,539	$6,316

COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS ²
Interest expensed	$50,756	$31,928	$45,320	$33,524	$29,884	$32,052	$39,161
Interest capitalized	—	—	—	—	—	—	—
Interest included in rental expense	198	193	259	247	233	251	272
Preferred stock dividends (pre-tax equivalent)	—	—	—	—	—	—	—

Total combined fixed charges and preferred stock dividends	50,954	32,121	45,579	33,771	30,117	32,303	39,433
Less: Interest on deposits	40,116	24,596	35,035	25,114	23,362	25,764	33,117

Total combined fixed charges and preferred dividends excluding deposit interest	$10,838	$7,525	$10,544	$8,657	$6,755	$6,539	$6,316

RATIO OF EARNINGS TO FIXED CHARGES
Including interest on deposits	$4.44	$5.98	$5.70	$6.33	$6.36	$5.93	$4.81

Excluding interest on deposits	$17.18	$22.24	$21.32	$21.81	$24.92	$25.36	$24.77

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
Including interest on deposits	$4.44	$5.98	$5.70	$6.33	$6.36	$5.93	$4.81

Excluding interest on deposits	$17.18	$22.24	$21.32	$21.81	$24.92	$25.36	$24.77
(1)     Fixed charges are the sum of (a) interest expensed and capitalized, (b) amortized premiums, discounts and capitalized expenses related to indebtedness and (c) an estimate of the interest within rental expense.

(2)    Combined fixed charges and preferred stock requirements are the sum of (a) fixed charges and (b) preference security dividend requirements of the company.